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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

IRONWOOD PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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301 Binney Street
Cambridge, Massachusetts 02142

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS OF
IRONWOOD PHARMACEUTICALS, INC.

Date:	Thursday, May 31, 2012
Time:	10:00 a.m. - 11:00 a.m.
Place:	Ironwood Pharmaceuticals, Inc. 301 Binney Street Cambridge, MA 02142
Purpose:	We are holding our annual meeting for stockholders to consider two company sponsored proposals as follows:
	1.	To re-elect our three Class II directors, each for a three-year term; and
	2.	To ratify our audit committee's selection of Ernst & Young LLP as our auditors for 2012.
We will also consider action on any other matter that may be properly brought before the meeting and any postponement(s) or adjournment(s) thereof.

        Our board of directors recommends you vote "for" each of the nominees for Class II director (proposal no. 1) and "for" ratification of our selection of auditors (proposal no. 2). Only stockholders of record at the close of business on April 13, 2012 will be entitled to vote at the meeting.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the internet. We believe these rules allow us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

        You are cordially invited to attend the annual meeting in person. To ensure that your vote is counted at the annual meeting, however, please vote as promptly as possible.

Proxy Material Mailing Date:	Sincerely,
April 18, 2012	Vice President & General Counsel, Assistant Secretary

 TABLE OF CONTENTS

General Information	1
Security Ownership of Certain Beneficial Owners and Management	4
Certain Relationships and Related Transactions	7
Proposal No. 1—Election of Directors	9
Directors and Corporate Governance	9
Executive and Director Compensation	18
Proposal No. 2—Ratification of our Selection of Auditors	38
Section 16(a) Beneficial Ownership Reporting Compliance	39
Stockholder Communications, Nominations for Directorships and Proposals	39
SEC Filings	40

i

301 Binney Street
Cambridge, Massachusetts 02142

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        Our board of directors is soliciting proxies for the 2012 annual meeting of stockholders. This proxy statement explains the agenda, voting information and procedures for the meeting. Please read it carefully. This proxy statement and related materials are first being made available to stockholders on or about April 18, 2012 and the notice of internet availability of proxy materials is first being sent to our stockholders on the same day.

        In this proxy statement, references to "the company" or "Ironwood" and, except within the Audit Committee Report and the Compensation Committee Report, references to "we", "us" or "our" mean Ironwood Pharmaceuticals, Inc.

        The contents of our website are not incorporated into this document.

        Who can vote.    Only stockholders of record of either of our two series of common stock, our Class A common stock and our Class B common stock, at the close of business on April 13, 2012 can vote at the meeting.

        Quorum.    In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented in person or by proxy at the meeting. On our record date, April 13, 2012, we had 107,196,732 shares of our common stock outstanding and entitled to vote (75,373,266 shares of our Class A common stock and 31,823,466 shares of our Class B common stock).

        With respect to all matters that will come before the meeting, each share is entitled to one vote, and holders of shares of our Class A common stock and of our Class B common stock will vote together as a single class.

        Notice of internet availability of proxy materials.    Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the notice and to request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet or through email to help reduce the environmental impact of our annual meetings.

        Voting Procedures—Stockholders of Record and Beneficial Owners.    You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Computershare Trust Company, N.A., or Computershare. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a "nominee", holds your stock. This is often called ownership in "street name" because your name does not appear in the records of Computershare. If you hold your shares in street name, you should receive a voting instruction form from your broker nominee.

  How to vote your shares.

        If you are a stockholder of record, there are four ways to vote:

  •
  In person.  You may vote in person at the annual meeting. We will give you a ballot when you arrive.

  •
  Via the Internet.  You may vote by proxy via the internet by following the instructions provided on the notice of internet availability of proxy materials or the proxy card.

  •
  By Telephone.  If you live in the United States or Canada, you may vote by proxy by calling the toll free number found on either the notice of internet availability of proxy materials or the proxy card. You must have the control number that is on either the notice or the proxy card when voting.

  •
  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

        If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:

  •
  In person.  If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the nominee that holds your shares. Please contact that nominee for instructions regarding obtaining a legal proxy.

  •
  Via the Internet.  You may provide voting instructions via the internet by following the instructions provided on your voting instruction form.

  •
  By Telephone.  If it is allowed by your nominee, you may provide voting instructions by calling the toll free number found on your voting instruction form.

  •
  By Mail.  You may provide voting instructions by filling out the voting instruction form and sending it back in the envelope provided.

        How you may revoke your proxy voting instructions.    You may revoke or amend your proxy at any time before it is voted at the annual meeting by writing to us directly, submitting a new proxy with a later date by mail, over the telephone or on the internet, or by attending the meeting and voting in person. If you hold your shares in street name, you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

        What if you receive more than one proxy card or voting instruction form?    This means that you may have more than one account at Computershare and/or with a nominee. Your proxy card lists the number of shares you are voting. Please vote the shares on all proxy cards and voting instruction forms that you receive.

        We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce costs. Please contact your nominee to consolidate accounts, or our transfer agent, Computershare, at (800) 662-7232.

        Abstentions and "broker non-votes".    If you are a stockholder of record and you vote "abstain" or "withhold" on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding through a broker nominee, you may instruct your nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director.

        A broker nominee generally may not vote on "non-routine" matters without receiving your specific voting instructions. This is called a "broker non-vote." Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. At the annual meeting, your broker nominee will not be able to submit a vote on the election of directors unless it receives your specific instructions. If your nominee does not receive your specific instructions for this proposal, it will submit a broker non-vote. The broker nominee will, however, be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions, so no broker non-votes will exist in connection with that proposal.

        Discretionary authority.    Subject to the rules related to voting by nominees described above, if you sign and return your proxy card or provide voting instructions without making any specific selections, your shares will be voted in the manner recommended by our board. If other matters not included in this proxy statement properly come before the annual meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement.

        Vote required.    The required vote for each of the proposals expected to be acted upon at the annual meeting is described below.

  1.
  Proposal No. 1—Election of Class II Directors:    the three nominees for director with the highest number of affirmative votes will be elected as directors to serve for three-year terms and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

  2.
  Proposal No. 2—Ratification of Auditors:    the approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions will not affect the outcome of this proposal.

        Results of the voting.    The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

        Costs of solicitation.    We will pay the costs of soliciting proxies. We will solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Our directors, our officers and our employees also may solicit proxies on our behalf, personally or by telephone, without additional compensation. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. We have engaged one such third party, The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of expenses that are not expected to exceed $8,250 in the aggregate.

        Audio of annual meeting to be broadcast on our website.    The audio portion of our annual meeting will be broadcast live over the internet through a webcast that will be accessible through the Investors section of our website at www.ironwoodpharma.com.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2012 for:

  •
  each person whom we know beneficially owns more than five percent of our common stock;

  •
  each of our directors;

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  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

        The percentage of common stock beneficially owned by each person is based on 106,992,524 shares of common stock outstanding on March 31, 2012 (75,316,558 shares of Class A common stock and 31,675,966 shares of Class B common stock). Each share of Class B common stock is convertible at any time into one share of Class A common stock. Shares of common stock that may be acquired within 60 days following March 31, 2012 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table. Beneficial ownership representing less than one percent is denoted with an "*."

        Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock
					% Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
Officers and Directors
Peter M. Hecht(2)	116,552	*	4,702,749	14.3	4.5
Michael J. Higgins(3)	47,999	*	885,166	2.7	*
Thomas A. McCourt(4)	35,419	*	173,333	*	*
Mark G. Currie(5)	59,000	*	1,004,166	3.1	*
George H. Conrades(6)	6,833	*	1,067,907	3.4	1.0
Joseph C. Cook, Jr.(7)	61,909	*	528,098	1.7	*
David A. Ebersman	0	*	71,519	*	*
Marsha H. Fanucci	22,000	*	44,863	*	*
Terrance G. McGuire(8)	1,152	*	4,762,478	15.0	4.5
Bryan E. Roberts(9)	1,841	*	8,746,321	27.6	8.2
David E. Shaw	53,178	*	377,085	1.2	*
Christopher T. Walsh(10)	0	*	358,026	1.1	*

All executive officers and directors as a group (12 persons)(11)	405,883	*	22,721,711	65.5	21.0

5% Security Holders
Entities associated with Morgan Stanley(12)	9,163,034	12.2	0	*	8.6
Wellington Management Company, LLP(13)	9,156,166	12.2	0	*	8.6
Entities associated with Venrock(9)	1,654	*	8,731,321	27.6	8.2
Ridgeback Capital Investments L.P.(14)	6,955,317	9.2	0	*	6.5
FMR LLC (Fidelity)(15)	5,706,003	7.6	0	*	5.3

(1)
Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class, on matters in which holders of our Class B common stock are entitled to one vote per share. Each share of Class A common stock and each share of Class B common stock has one vote per share, except (a) on the following matters (in which each share of Class A common stock has one vote per share and each share of Class B common stock has ten votes per share), if submitted to a vote of stockholders: (i) adoption of a merger or consolidation agreement involving Ironwood; (ii) a sale of all or substantially all of Ironwood's assets; or (iii) a dissolution or liquidation of Ironwood; and (b) on every matter if and when any individual, entity or "group" (as such term is used in Regulation 13D of the Securities Exchange Act of 1934, as amended, or the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Class A common stock and Class B common stock, combined. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including those set forth in this proxy statement) submitted to a vote of stockholders, unless otherwise required by our certificate of incorporation or by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)
Includes 93,749 shares of Class A common stock and 1,202,998 shares of Class B common stock issuable to Dr. Hecht upon the exercise of options that are exercisable within 60 days following March 31, 2012.

(3)
Includes 47,999 shares of Class A common stock and 693,500 shares of Class B common stock issuable to Mr. Higgins upon the exercise of options that are exercisable within 60 days following March 31, 2012.

(4)
Includes 30,749 shares of Class A common stock and 173,333 shares of Class B common stock issuable to Mr. McCourt upon the exercise of options that are exercisable within 60 days following March 31, 2012.

(5)
Includes 59,000 shares of Class A common stock and 794,166 shares of Class B common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following March 31, 2012.

(6)
Includes 254,152 shares of Class B common stock held by the Conrades Family, LLC, of which Mr. Conrades is a managing member. Also includes 723,755 shares of Class B common stock held by Longfellow Venture Partners I, LLC, of which Mr. Conrades is the sole member and the sole manager.

(7)
Includes 86,025 shares of Class B common stock held by Farview Management Company, L.P. Also includes 332,073 shares of Class B common stock held by Mr. Cook and his wife, Judith E. Cook. Mr. Cook has shared voting and investment authority over these shares. Also includes 45,000 shares of Class B common stock issuable to Mr. Cook upon the exercise of options that are exercisable within 60 days following March 31, 2012.

(8)
Includes 411 shares of Class A common stock held by Polaris Venture Management Co. II, L.L.C., 40,000 shares of Class B common stock held by Bartlett Partners, LLC, 121,800 shares of Class B common stock held by Polaris Venture Partners Founders' Fund II, L.P. and 4,600,678 shares of Class B common stock held by Polaris Venture Partners II, L.P. Mr. McGuire is a managing member of Bartlett Partners, LLC and Polaris Venture Management Co. II, LLC and a managing member of the general partner of the Polaris funds, and has shared voting and investment authority over these shares.

(9)
Includes 2,559,605 shares of Class B common stock held by Venrock Associates; 3,683,329 shares of Class B common stock held by Venrock Associates II, L.P.; 48,387 shares of Class B common stock held by Venrock Entrepreneurs Fund, L.P.; 2,017,021 shares of Class B common stock held by Venrock Healthcare Capital Partners, LP; 382,979 shares of Class B common stock held by VHCP Co-Investment Holdings, LLC, and 1,654 shares of Class A common stock and 40,000 shares of Class B common stock held by VR Management, LLC. Dr. Roberts is a general partner of Venrock Associates and Venrock Associates II, L.P. and a member of the general partners of Venrock Entrepreneurs Fund, L.P. and Venrock Healthcare Capital Partners, LP, a member of the manager of VHCP Co-Investment Holdings, LLC and a member of VR Management, LLC, and as such, he may be deemed to have voting and investment power with respect to these shares. VR Management, LLC may be deemed the indirect beneficial owner of the shares, and Dr. Roberts may be deemed the indirect beneficial owner of the shares through his interest in VR Management LLC. Dr. Roberts disclaims beneficial ownership with respect to these shares except to the extent of his indirect pecuniary interest therein. Further, under an agreement between Dr. Roberts and VR Management, LLC, Dr. Roberts is deemed to hold the 187 shares of Class A common stock registered in his name for the sole benefit of VR Management, LLC, and must hold or sell the shares solely upon the direction of VR Management, LLC. Dr. Roberts disclaims beneficial ownership with respect to these shares except to the extent of his indirect pecuniary interest therein.

(10)
Includes 85,000 shares of Class B common stock issuable to Dr. Walsh upon the exercise of options that are exercisable within 60 days following March 31, 2012.

(11)
Includes 231,497 shares of Class A common stock and 2,993,997 shares of Class B common stock issuable upon the exercise of options that are exercisable within 60 days following March 31, 2012.

(12)
Based upon the information provided in the Schedules 13F and 13G/A filed on February 14, 2012 jointly by Morgan Stanley and Morgan Stanley Investment Management Inc. ("MIMS"). Morgan Stanley beneficially owns 9,163,034 shares of our Class A common stock, has sole voting power with respect to 8,948,131of such shares and sole dispositive power with respect to all 9,163,034 shares. MIMS beneficially owns 9,163,034 shares of our Class A common stock, has sole voting power with respect to 8,948,131 of such shares and sole dispositive power with respect to all 9,163,034 shares. The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by MIMS, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. MIMS is a wholly owned subsidiary of Morgan Stanley. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The address of MIMS is 522 Fifth Avenue, New York, NY 10036.

(13)
The address for this entity is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.

(14)
The address for this entity is c/o Ridgeback Capital Management LLC, 430 Park Avenue, 12th Floor, New York, NY, 10022.

(15)
Based upon the information provided in Schedules 13F-HR and 13G/A filed on February 14, 2012 by FMR LLC ("FMR") and FIL Limited ("FIL"). Neither FMR nor FIL has voting power with respect to 3,245,166 of these shares. The address of FMR is 82 Devonshire Street, Boston, MA 02109. The address of FIL is P.O. Box H.M. 670, Hamilton, Bermuda.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since January 1, 2011, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under the caption Executive and Director Compensation appearing elsewhere in this proxy statement.

Registration Rights

        Each of Messrs. Conrades and Cook, and Dr. Hecht (and certain of their affiliated entities), as well as Ridgeback Capital Investments L.P., Venrock and Morgan Stanley, have registration rights with respect to certain shares of capital stock that they hold. These registration rights are contained in our eighth amended and restated investors' rights agreement and are described below. The registration rights under the investors' rights agreement will expire on or about February 2, 2015, or, with respect to an individual holder, when such holder holds less than 1% of the number of outstanding shares of Class B common stock and is able to sell all of its shares pursuant to Rule 144 under the Securities Act of 1933, as amended, in any 90 day period.

Demand Registration Rights

        The holders of shares of common stock having demand registration rights under the investors' rights agreement have the right to require that we register their shares of Class A common stock into which their shares of Class B common stock convert, provided such registration relates to not less than 20% in aggregate of our then outstanding shares of Class B common stock having demand registration rights and the anticipated aggregate offering price to the public is at least $5,000,000. In response to these demand registration rights, we are only obligated to effect two registrations for each series of our outstanding preferred stock that was converted into Class B common stock upon the completion of our initial public offering. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with the exercise of these demand registration rights.

Piggyback Registration Rights

        If we register any securities for public sale, the stockholders with piggyback registration rights under the investors' rights agreement have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with the exercise of these piggyback registration rights.

S-3 Registration Rights

        The stockholders with S-3 registration rights under the investors' rights agreement can request that we register their shares, provided that the total price of the shares of common stock offered to the public is at least $500,000. These S-3 registration rights are wholly distinct from the demand registration rights and piggyback registration rights described above. A holder of S-3 registration rights may not require us to file a registration statement on Form S-3 if we have already effected two registrations on Form S-3 at the request of such holder in the last 12-month period. We may postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. The holders of S-3 registration rights must pay all expenses associated with any registrations on Form S-3 after the first six registrations on Form S-3.

Indemnification Agreements

        We have entered into indemnification agreements with each of our current directors and certain of our officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Related Party Transactions

        Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may give rise to a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to the governance and nominating committee or the general counsel. Pursuant to its charter, our audit committee must approve any related party transactions, including those transactions involving our directors. In approving or rejecting a proposed transaction, the audit committee considers the relevant facts and circumstances available to and deemed relevant by the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics, our governance and nominating committee charter, and our audit committee charter are available through the About Ironwood section of our website at www.ironwoodpharma.com, under the heading Corporate Governance.

 PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board recommends that you vote for each of the
Class II directors up for election.

        Our board of directors currently consists of nine members, eight of whom are non-employee members. In accordance with the terms of our certificate of incorporation, our board of directors is divided into three classes, and the directors in each class serve for three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting in the year in which their term expires. The members of each class are set forth in the table below under Directors.

        Our board nominated each of our current class II directors—Messrs. Conrades, Cook and Ebersman—for re-election at the 2012 annual meeting. Each of Messrs. Conrades, Cook and Ebersman has indicated his willingness to serve if elected. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our board.

Vote Required

        The three nominees for director with the highest number of affirmative votes will be elected as directors to serve for three-years and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

DIRECTORS AND CORPORATE GOVERNANCE

Board Composition and Structure

        Our certificate of incorporation states that our board shall consist of between one and fifteen members, and the precise number of directors shall be fixed by a resolution of our board. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by a majority of the stockholders entitled to vote on such removal. Any vacancy in the board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be apportioned by our board among the three classes.

        We separate the roles of chair of the board and chief executive officer. Our board believes that this structure enhances the board's oversight of, and independence from, management, and enables the board to carry out its responsibilities on behalf of our stockholders. This leadership structure also allows Dr. Hecht, our chief executive officer, to focus his time and energy on operating and managing the company, while leveraging the experience and perspective of Dr. Roberts, our chair of the board. As set forth in our corporate governance guidelines, our board of directors currently anticipates that its chairperson shall rotate every five years, unless the governance and nominating committee recommends otherwise. Based on this schedule, the next rotation would take place in 2015.

Directors

        We believe that our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that will help us achieve our goals of delivering differentiated medicines to patients and generating outstanding returns for our stockholders. The core criteria that we use in evaluating each nominee to our board consists of the following: (a) a commitment to represent both the short and long-term interests of our stockholders, demonstrated, in part, through ownership of our capital stock; (b) strong personal and professional ethics, integrity and values; (c) strong business acumen; (d) a genuine passion for our business and the patients whom we serve; (e) demonstrated achievement in the nominee's field of expertise; (f) the absence of conflicts of interest that would impair the nominee's ability to represent the interests of our stockholders; (g) the ability to dedicate the time necessary to regularly participate in meetings of the board and committees of our board; and (h) the potential to contribute to the diversity of our board of directors, as a result of the nominee's professional background, expertise, gender, age or ethnicity. We believe that all current members of our board of directors possess the professional and personal qualifications necessary to serve on our board of directors.

        Our governance and nominating committee identifies potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. To date, our governance and nominating committee has not retained or paid any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it reserves the right to engage executive search firms and other third parties to assist in finding suitable candidates.

        The following table sets forth certain information, as of April 18, 2012, with respect to each of our directors:

Name	Age	Class	Year term expires	Audit committee	Governance and nominating committee	Compensation and HR committee
George H. Conrades	73	II	2012		C	✓
Joseph C. Cook, Jr.	70	II	2012	✓
David A. Ebersman	42	II	2012			✓
Marsha H. Fanucci	58	III	2013	C
Terrance G. McGuire	56	III	2013	✓	✓
Christopher T. Walsh, Ph.D.	68	III	2013		✓
Bryan E. Roberts, Ph.D., Chair	45	I	2014
Peter M. Hecht, Ph.D, Chief Executive Officer	48	I	2014
David E. Shaw	60	I	2014			C

"C"
indicates chair of the committee.

Class II Directors (accepted nomination for election at the 2012 Annual Meeting)

        George H. Conrades has served as a director since 2005. Mr. Conrades is the chairman of Akamai Technologies, Inc., a position he has held since August 2010, prior to which he was Executive Chairman since 2005. Mr. Conrades was both chairman and chief executive officer of Akamai Technologies, Inc. from 1999 to 2005 and has served as a director from 1998 to present. Mr. Conrades has also been a venture partner of Polaris Venture Partners, an early stage investment company, from August 1998 to present. From August 1997 to July 1998, Mr. Conrades served as executive vice president of GTE and president of GTE Internetworking, an integrated telecommunications services firm. Mr. Conrades served as chief executive officer of BBN Corporation, a national internet services provider and internet technology research and development company, from January 1994 until its acquisition by GTE Internetworking in July 1997. Prior to joining BBN Corporation, Mr. Conrades was a senior vice president at International Business Machines Corporation, or IBM, a developer of computer systems, software, storage systems and microelectronics, and a member of IBM's corporate management board. Mr. Conrades is currently a director of Harley Davidson, Inc., a motorcycle manufacturer, and Oracle

Corporation, an enterprise software company, and currently serves as Life Trustee on the Board of Ohio Wesleyan University. Mr. Conrades received a B.S. in physics and math from Ohio Wesleyan University and an M.B.A. from the University of Chicago. Mr. Conrades' experience as chief executive officer of two public companies and as division president at two additional high technology companies, coupled with his past and present directorships and trusteeships make him an important member of our board of directors, particularly with respect to our corporate governance, growth strategy and business plans.

        Joseph C. Cook, Jr. has served as a director since co-founding our company in 1998, and he served as our chair of the board of directors from 1998 to July 2010. Mr. Cook is a principal and co-founder of Mountain Group Capital, LLC, and The Limestone Fund, LLC, both private investment companies. He serves on the board of directors for Corcept Therapeutics, Inc., a biopharmaceutical company, and is a founder and serves as chairman of the board of Clinical Products Ltd., a company marketing a medical food for people with diabetes. Mr. Cook served as chairman of the board of Amylin Pharmaceuticals, Inc. from 1998 to 2009 and was chief executive officer from 1998 to 2003. He spent 28 years at Eli Lilly and Co., retiring from Lilly in 1993 after spending his last seven years there in a variety of senior management positions. In 2009, Mr. Cook received the Pinnacle Award for Life Science Leadership from the Rady School of Management at the University of California at San Diego. Mr. Cook received a B.S. in Engineering from the University of Tennessee in 1965. Based on Mr. Cook's extensive history in leading, managing and advising life sciences companies, we believe that Mr. Cook provides a valuable perspective and useful insight to our board as we begin to commercialize linaclotide and advance our other product candidates.

        David A. Ebersman has served as a director since July 2009. Mr. Ebersman is currently chief financial officer of Facebook, a privately-held social networking company. Prior to joining Facebook, he held a number of positions at Genentech, Inc., a leading public biotechnology company, until its acquisition by Hoffmann-La Roche in March 2009. At Genentech, he was appointed executive vice president in January 2006 and chief financial officer in March 2005. Previously, he served as senior vice president, finance from January 2005 through March 2005 and senior vice president, product operations from May 2001 through January 2005. He joined Genentech in February 1994 as a business development analyst and subsequently served as manager, business development from February 1995 to February 1996, director, business development from February 1996 to March 1998, senior director, product development from March 1998 to February 1999 and vice president, product development from February 1999 to May 2001. Prior to joining Genentech, Mr. Ebersman held the position of research analyst at Oppenheimer & Company, Inc. Mr. Ebersman was selected as a Fellow in the Henry Crown Fellowship Program. Mr. Ebersman received an A.B. in economics and international relations from Brown University. Mr. Ebersman brings to our board fifteen years of business, manufacturing, strategic planning and financial experience with Genentech, one of the original biotechnology companies.

Class III Directors (term expires at the 2013 Annual Meeting)

        Marsha H. Fanucci has served as a director since 2009. Ms. Fanucci served as senior vice president and chief financial officer of Millennium Pharmaceuticals, Inc. from July 2004 through January 2009, where she was responsible for corporate strategy, treasury, financial planning and reporting and operations. While at Millennium, she also served as vice president, finance and corporate strategy and vice president, corporate development and strategy. Previously, she was vice president of corporate development and strategy at Genzyme Corporation, a biotechnology company, from 1998 to 2000. From 1987 to 1998, Ms. Fanucci was employed at Arthur D. Little, Inc. where she most recently served as vice president and director. Ms. Fanucci presently serves on the board of directors of Momenta Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc. She received her B.S. in pharmacy from West Virginia University and her M.B.A. from Northeastern University. Because of her extensive financial experiences at Millennium Pharmaceuticals and Genzyme in addition to her directorships at Momenta

Pharmaceuticals and Alnylam Pharmaceuticals, we believe that Ms. Fanucci provides valuable industry insight and essential expertise as we execute our corporate objectives.

        Terrance G. McGuire has served as a director since 1998. Mr. McGuire was a co-founder and is currently a general partner of Polaris Venture Partners. Prior to starting Polaris Venture Partners in 1996, Mr. McGuire spent seven years at Burr, Egan, Deleage & Co., investing in early stage medical and information technology companies. He serves on the board of directors of several private companies and has served on the boards of Akamai Technologies, Inc., Aspect Medical Systems, Inc., Cubist Pharmaceuticals, Inc., deCODE genetics, Inc. and various private companies. Mr. McGuire is chairman emeritus of the National Venture Capital Association, which represents ninety percent of the venture capitalists in the U.S., chairman of the board of the Thayer School of Engineering at Dartmouth College, and a member of the boards of The David H. Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology and The Arthur Rock Center for Entrepreneurship at Harvard Business School. Mr. McGuire earned a B.S. in physics and economics from Hobart College, an M.S. in engineering from The Thayer School at Dartmouth College, and an M.B.A from Harvard Business School. Mr. McGuire brings to our board extensive experience as a venture capitalist focused on the biotechnology industry, and he has many years of experience helping companies evolve from the start-up phase to successful public companies.

        Christopher T. Walsh has served as a director since July 2003. Dr. Walsh has been the Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School since 1991 and formerly was president of the Dana-Farber Cancer Institute and chairman of the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. He has performed extensive research in enzyme stereochemistry, reaction mechanisms and the mechanisms of action of anti-infective and immunosuppressive agents. Dr. Walsh serves on the Scientific Advisory Board for Eisai Inc., Epizyme Corporation, LS9, Inc. and the Bioventures Group of Health Care Ventures LLC. Dr. Walsh is also a board member of Achaogen Inc. and Proteostasis Therapeutics, Inc. Dr. Walsh received an A.B. in biology from Harvard University and a Ph.D. in life sciences from The Rockefeller University, New York. Based on his expertise in biological chemistry and molecular pharmacology, Dr. Walsh has been, and will continue to be, instrumental as we discover, develop and intend to commercialize innovative medicines targeting important therapeutic needs.

Class I Directors (term expires at the 2014 Annual Meeting)

        Bryan E. Roberts has served as a director since 2001 and as chair of our board since July 2010. Dr. Roberts joined Venrock, a venture capital investment firm, in 1997, where he serves as partner. From 1989 to 1992, Dr. Roberts worked in the corporate finance department of Kidder, Peabody & Co., a brokerage company. Dr. Roberts serves on the board of directors of ZELTIQ as well as on the board of several private companies, and he has previously served on the board of directors of athenahealth, Inc., XenoPort, Inc. and Sirna Therapeutics, Inc. He received a B.A. from Dartmouth College and a Ph.D. in chemistry and chemical biology from Harvard University. Dr. Roberts brings to our board substantial experience in the life sciences industry, having served on the board of directors of several private and public companies. Dr. Roberts' experiences with facilitating the growth of healthcare and biotechnology companies, together with his historical perspective on the company, are critical as we continue to gain experience as a public company and as we begin to commercialize linaclotide and advance our other product candidates.

        Peter M. Hecht has served as our chief executive officer since our founding in 1998. Prior to founding Ironwood, Dr. Hecht was a research fellow at Whitehead Institute for Biomedical Research. Dr. Hecht currently serves on the board of directors of Whitehead Institute. Dr. Hecht earned a B.S. in mathematics and an M.S. in biology from Stanford University, and holds a Ph.D. in molecular biology from the University of California at Berkeley. Dr. Hecht's experiences as one of our founders and his tenure as our chief executive officer make him a valuable member of our board of directors.

        David E. Shaw has served as a director since 2004. Mr. Shaw is managing director of Black Point Group LLC, a private investment partnership. Mr. Shaw was formerly a partner with Venrock, a venture capital firm, and an advisor to New Mountain Capital, LLC from 2004 to 2007, during which time he served as director of National Medical Health Card Systems, Inc., a pharmacy benefit manager. He served as executive chairman of Ikaria Holdings, Inc., a pharmaceutical company, from 2008 to 2009 and was their chief executive officer from 2007 to 2008. Mr. Shaw also serves on the board of Sapphire Energy Inc., Direct Vet Marketing Inc., the National Parks Foundation, and the American Association for Advancement of Science (AAAS), where he is also Treasurer. He is the founder and former chief executive of IDEXX Laboratories Inc., a medical technology company, and he has been active in other life science firms. Mr. Shaw holds a B.A. from the University of New Hampshire and an M.B.A. from the University of Maine. Mr. Shaw's previous experience as chief executive officer and director of other life sciences companies makes him a valuable member of our board of directors, particularly with respect to our growth strategy and business plans.

Director Independence

        Under NASDAQ Rule 5605, a majority of a listed company's board of directors must be comprised of independent directors. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and governance and nominating committees be independent and that audit committee members also satisfy additional independence criteria set forth in Rule 10A-3 under the Exchange Act. Under NASDAQ Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our governance and nominating committee has determined that none of Messrs. Cook, Conrades, Ebersman, McGuire and Shaw, Ms. Fanucci, and Drs. Roberts and Walsh, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under NASDAQ Rule 5605(a)(2). Our governance and nominating committee also determined that each of the current members of our audit committee, our governance and nominating committee, and our compensation and HR committee satisfies the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC rules and the NASDAQ rules, as applicable. In making such determination, our governance and nominating committee considered the relationships that each such non-employee director has with our company and all other facts and circumstances our governance and nominating committee deemed relevant in determining their independence.

        Although Mr. Cook was a founder of our company, he is not now, nor has he been in the past, involved with the operating activities of the company.

Risk Oversight

        Our board retains ultimate responsibility for risk oversight, and our management retains the responsibility for risk management. In carrying out its risk oversight responsibilities, our board reviews the long- and short-term internal and external risks facing the company through its participation in long-range strategic planning, and the annual review and evaluation of corporate risks that the audit committee reports. It also reviews our risk factors presented in our annual report on Form 10-K that we file with the SEC. In addition, we are currently implementing a formalized enterprise risk management process with the assistance of RSM McGladrey, Inc. Once completed, this process will become a fundamental component of the board's risk oversight. Our board also believes that separating the roles of chair of the board and chief executive officer enhances the board's ability to oversee risk in an objective manner.

        As set forth in its charter, our audit committee discusses with management and our independent registered public accounting firm any significant risks or exposures facing Ironwood, evaluates the steps management has taken or proposes to take to mitigate such risks, and reviews our compliance with such mitigation plans. As part of fulfilling these responsibilities, the audit committee meets regularly with Ernst & Young LLP, our independent registered public accounting firm, and other members of management, including our chief financial officer, our vice president, finance, and our general counsel. In addition, our audit committee reviews the risk factors presented in each of our quarterly reports on Form 10-Q that we file with the SEC.

        As part of our board's risk oversight role, our compensation and HR committee, or our compensation committee, reviews and evaluates the risks associated with our compensation programs and succession plans, as it is responsible under its charter for approving the compensation of all of our executive officers and overseeing succession planning for members of our senior management. Likewise, our governance and nominating committee is responsible for evaluating the performance, operations and composition of our board and the sufficiency of our corporate governance guidelines, either of which may impact our risk profile from a governance perspective.

        In performing its risk oversight function, each committee has full access to management, as well as the ability to engage outside advisors. Through our formalized enterprise risk management process that we are implementing with the assistance of RSM McGladrey, we will review, assess, and where appropriate, mitigate risk by using operational measures and controls or purchasing insurance coverage. Upon completion of the implementation of the process, the managers responsible for each of the risks will meet with members of management regularly to report on and assess these risks, their significance and their likelihood. The results of these meetings will then be reported to our audit committee and ultimately, our board, on at least an annual basis.

Hedging Policy

        As part of our insider trading prevention policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Corporate Governance Guidelines

        We have adopted corporate governance guidelines which are accessible through the About Ironwood section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and which also are available in print to any stockholder who requests them from our Secretary. Our board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders, and relies on these guidelines to provide that framework. Among other things, the guidelines help to ensure that our board is independent from management, that our board adequately performs its oversight functions, and that the interests of our board and management align with the interests of our stockholders.

Board Meetings

        Our board of directors held six meetings during 2011, including a two-day strategic review of the company in November.

        As stated in our corporate governance guidelines, we expect our board members to rigorously prepare for, attend and participate in all board and applicable committee meetings. Each board member is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our board members will attend our annual meeting of stockholders. In 2011, each director attended at least 75% of all meetings of the board and all committees of the board on which he or she served. Nine directors attended our 2011 annual meeting of stockholders.

Committees

        Our board of directors has established an audit committee, a governance and nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board. Copies of each charter are accessible through the About Ironwood section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and are also available in print to any stockholder who requests them from our Secretary. The chair of each of our committees is expected to rotate every three to five years.

        Audit Committee.    We have a separately designated standing audit committee established by our board for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. In 2011, the members of our audit committee were Messrs. Cook and Conrades and Ms. Fanucci, and on January 1, 2012, Mr. McGuire replaced Mr. Conrades on the audit committee. Ms. Fanucci chairs the audit committee. Our audit committee met five times during 2011. Our audit committee assists our board of directors in its oversight of the integrity of our financial statements and our independent registered public accounting firm's qualifications, independence and performance.

        Our audit committee's responsibilities include:

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

  •
  reviewing and discussing with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;

  •
  discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

  •
  monitoring our control over financial reporting and disclosure controls and procedures;

  •
  appointing, overseeing, setting the compensation for and, when necessary, terminating our independent registered public accounting firm;

  •
  approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm;

  •
  discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

  •
  reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

  •
  recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

  •
  reviewing all material communications between our management and our independent registered public accounting firm;

  •
  approving, reviewing and updating our code of business conduct and ethics; and

  •
  establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

        Ms. Fanucci is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K.

  Audit Committee Report

        In the course of our oversight of Ironwood's financial reporting process, we have (i) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2011, (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by Financial Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and (iii) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with us concerning independence, discussed with the independent accountant its independence, and considered whether the provision of non-audit services by the independent accountant is compatible with maintaining its independence.

        Based on the foregoing review and discussions, we recommended to the board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

By the Audit Committee,
Marsha H. Fanucci, Chair Joseph C. Cook, Jr. Terrance G. McGuire

        Governance and Nominating Committee.    In 2011, the members of our governance and nominating committee were Messrs. Conrades and McGuire, and on January 1, 2012, Dr. Walsh joined the governance and nominating committee. Mr. Conrades chairs the governance and nominating committee. Our governance and nominating committee met three times during 2011.

        Our governance and nominating committee's responsibilities include:

  •
  identifying individuals qualified to become members of our board of directors;

  •
  recommending to our board of directors the persons to be nominated for election as directors;

  •
  assisting our board of directors in recruiting such nominees;

  •
  recommending to our board of directors qualified individuals to serve as committee members;

  •
  performing an annual evaluation of our board of directors and board committees;

  •
  evaluating the need and, if necessary, creating a plan for the continuing education of our directors; and

  •
  assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors.

        Compensation and HR Committee.    In 2011, the members of our compensation committee were Messrs. Ebersman and Shaw and Dr. Walsh, and on January 1, 2012, Mr. Conrades replaced Dr. Walsh on the compensation committee. Mr. Shaw chairs the compensation committee. Our compensation committee met three times during 2011. Our compensation committee assists our board in fulfilling its responsibilities relating to the compensation of our board and our executive officers.

        Our compensation committee's responsibilities include:

  •
  reviewing and approving corporate goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;

  •
  reviewing and approving, or recommending for approval by the independent directors, executive officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

  •
  reviewing and approving, or recommending for approval by the independent directors, our chief executive officer's compensation based on its evaluation of the chief executive officer's performance;

  •
  overseeing and administering our incentive compensation plans and equity based plans and recommending the adoption of new incentive compensation plans and equity based plans to our board of directors;

  •
  making recommendations to our board of directors with respect to director compensation;

  •
  reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

  •
  preparing the compensation committee report required by the SEC; and

  •
  making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer.

  Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is or has at any time during the past fiscal year been an officer or employee of Ironwood. None of the members of the compensation committee has formerly been an officer of Ironwood. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.

 EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Committee Report

        We have:

  1.
  reviewed and discussed with management the Compensation Discussion and Analysis found below; and

  2.
  based on the review and discussions referred to in paragraph (1) above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company's proxy statement on Schedule 14A for filing with the SEC.

By the Compensation and HR Committee,
David E. Shaw, Chair George H. Conrades David A. Ebersman

Compensation Discussion and Analysis

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table, or our "named executive officers", and all material factors relevant to an analysis of these policies and decisions. Our named executive officers are:

  •
  Peter M. Hecht, Ph.D., chief executive officer;

  •
  Michael J. Higgins, senior vice president, chief operating officer and chief financial officer;

  •
  Mark G. Currie, Ph.D., senior vice president, research and development, and chief scientific officer; and

  •
  Thomas A. McCourt, senior vice president, marketing and sales, and chief commercial officer.

Executive Summary

        Our compensation committee emphasizes the achievement of corporate goals in making its decisions around the three elements of our compensation program for each of our named executive officers: base salary, cash bonus and long-term equity incentive compensation. In 2011, our corporate performance goals were divided into three categories: (i) developing linaclotide, our lead product candidate for the treatment of patients with irritable bowel syndrome with constipation or with chronic constipation, (ii) building and advancing our pipeline of other product candidates and furthering our discovery efforts, and (iii) meeting certain financial and other corporate performance goals. These goals and their associated achievements and weightings are set forth below under the caption Compensation Actions in 2011 and 2012—Goals.

        As described more fully below, we achieved 105% of our corporate goals in 2011. This is only the second year in the company's 14-year history that we have achieved greater than 100% of our corporate goals.

        The following table summarizes the compensation actions taken by our compensation committee in early 2012 for each of our named executive officers in recognition of the company's and his performance in 2011 and to motivate him toward achievement of our goals in 2012:

Named Executive Officer	Peter M. Hecht, Ph.D.		Michael J. Higgins	Mark G. Currie, Ph.D.	Thomas A. McCourt
Title	Chief Executive Officer		Senior Vice President, Chief Operating Officer and Chief Financial Officer	Senior Vice President, R&D and Chief Scientific Officer	Senior Vice President, Marketing and Sales and Chief Commercial Officer

Base salary increase	$0	(1)	$25,000	$15,400	$14,900
2011 base salary	$100,000		$325,000	$350,000	$339,600
2012 base salary	$100,000		$350,000	$365,400	$354,500
Cash bonus	$0	(1)	$42,656	$57,422	$55,716
Stock option award(2)	300,000	(3)	85,000	110,000	95,000

(1)
Our compensation committee recommended a salary increase and a bonus for Dr. Hecht, but he declined to accept either.

(2)
These options were granted under our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan, or our 2010 Plan, have an exercise price of $14.72 per share (the closing price of our Class A common stock on the grant date of February 1, 2012) and vest as to 1.25% of the award on each monthly anniversary following January 1, 2012 for the first 36 months, and as to 4.5833% of the award each month thereafter.

(3)
Our compensation committee consulted with Pearl Meyer & Partners to understand total direct compensation for a CEO and elected to grant Dr. Hecht a larger annual stock option award, which is discussed further below, in order to keep his overall compensation competitive with that of our peers while accounting for his declination of a salary increase or a cash bonus.

        We conducted our first advisory vote on executive compensation last year at our 2011 annual meeting of stockholders. More than 99% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in our proxy statement for that meeting, and as a result our named executive officer compensation was approved. Even though this vote represents support for our existing compensation program for our named executive officers, we have engaged and will continue to engage with certain significant stockholders to further align our compensation programs with our stockholders' interests.

        As we have discussed in more detail in this Compensation Discussion and Analysis under the heading Elements of Executive Compensation and Determination of Amounts—Bonus, our Compensation Committee made one change to our executive compensation program in 2011 that will apply to 2012 performance—the individual bonus target of each of our named executive officers was increased from 12.5% to 30% in order to more closely align our cash bonus program with current market practices.

Compensation Philosophy

        We are an entrepreneurial pharmaceutical company that discovers, develops and intends to commercialize differentiated medicines that improve patients' lives. The objective of our compensation policies is to provide compensation and incentives which attract, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our core values and business mission, and support a positive company culture. Our core values are to:

  •
  build a thriving and sustainable business by focusing on creating long term value;

  •
  maintain a collaborative environment that fosters innovation;

  •
  recognize and develop the abilities and interests of our employees, consistent with the needs of Ironwood;

  •
  act with integrity and humanity; and

  •
  have fun.

        In addition, we have incorporated into our performance management and compensation philosophy the concept of "critical success factors" that we believe provide a useful framework for being a productive and successful member of our team. Among other uses, these success factors enable managers to use a common language of expected behaviors upon which individual performance can be managed and evaluated.

        We are guided by the following principles with respect to our compensation determinations:

  •
  design compensation and incentive programs that align employee actions and motivations with the interests of our stockholders, support our business objectives and reward the achievement of key goals and milestones;

  •
  foster and support our performance-driven culture by setting clear, high-value, aggressive goals, rewarding outstanding performers, and making sure our best performers know clearly how much we value their contributions;

  •
  as with all spending, serve as careful stewards of our stockholders' assets when making decisions to increase compensation or to make equity awards;

  •
  maximize our employees' sense of ownership so that they have a long-term owner's perspective, can see the impact of their efforts on our success, and can share in the benefits of that success through the opportunity to become stockholders of Ironwood via stock options and awards;

  •
  recognize that compensation is one of a number of tools to stimulate and reward productivity and great drug making, together with recognizing individual growth potential, providing a great workplace culture, and sharing in our success;

  •
  foster a strong team culture, focused on our principles of great drug making and commercializing those drugs that we discover or in-license and develop, which is reinforced through our compensation and incentive programs;

  •
  design compensation and incentive programs that are fair, equitable and competitive; and

  •
  design compensation and incentive programs that are simple and understandable.

Basis for Historical and Future Compensation Policies and Decisions

        Our compensation policies have historically been established by our board of directors, with the advice and recommendation of our compensation committee. As set forth in our compensation committee's written charter, the compensation committee has the responsibility of reviewing and approving, or recommending for approval to the full board, the compensation of our executive officers; annually reviewing and determining our chief executive officer's compensation based on the board's evaluation of his performance; recommending to the full board the adoption of new compensation plans; administering our existing plans; recommending director and committee compensation to the full board; and overseeing succession planning for our senior management. In addition, the compensation committee is responsible for ensuring that our compensation policies are aligned with our compensation philosophy and guiding principles.

        Our compensation committee makes all of the compensation determinations with respect to each of our named executive officers. In making its determinations with respect to Dr. Hecht, our compensation committee takes into account the feedback from each of our other named executive officers, each of whom is Dr. Hecht's direct report, as well as the feedback from a number of other members of the management team. In making its determinations with respect to each of our named executive officers other than Dr. Hecht, our compensation committee takes into account the feedback and recommendations from Dr. Hecht and the feedback from each of the named executive officer's direct reports and other members of the management team.

        We do not have employment agreements with our named executive officers. Each component of each of our executive officer's initial compensation package was based on numerous factors, including:

  •
  the individual's particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us;

  •
  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that we reviewed;

  •
  the demand for people with the individual's specific expertise and experience at the time of hire;

  •
  performance goals and other expectations for the position;

  •
  comparison to other executives within Ironwood having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

        Historically, our compensation policies and individual compensation determinations have been based on an annual evaluation, and we have taken into consideration our results of operations, our long and short-term goals, individual goals, the competitive market for our executives with similar stage companies and general economic factors.

        Our compensation committee has the authority to select and retain independent advisors and consultants to assist it with carrying out its responsibilities, and we are required to pay any related expenses approved by the committee. In 2011, our compensation committee exercised this authority to engage Pearl Meyer & Partners, or PM&P, as a compensation consultant. PM&P reported directly to the compensation committee and did not provide us with any services other than those requested by the compensation committee and the review of this Compensation, Discussion and Analysis for conformance with best practices.

        PM&P conducted a competitive assessment of compensation for our named executive officers with respect to:

  •
  base salary;

  •
  actual total cash compensation (which is base salary plus the last bonus paid);

  •
  target total cash compensation (which is base salary plus the target bonus);

  •
  long-term equity incentives;

  •
  actual total direct compensation (which is actual total cash compensation plus the value of the most recent long-term incentive grant); and

  •
  target total direct compensation (which is target total cash compensation plus the value of the most recent long-term incentive grant).

        In performing this competitive assessment, PM&P used two data sources—our peer group (which is discussed in more detail in the following paragraph) and data from a confidential survey source employing the appropriate revenue, industry and executive role perspectives. Our confidential survey source is a composite of small to medium sized biotech and pharmaceutical companies with average headcount of less than 500 employees. Our peer group is comprised of fifteen U.S.-based, publicly-traded companies in the pharmaceutical, biotechnology and life sciences industries that represent competitors for executive talent and capital. PM&P adjusted compensation data for these companies in recognition that our public company peers tend to be larger than us with respect to revenues, market capitalization and employee size. PM&P also prepared a financial performance analysis of our peer group on a calendar-year basis and a detailed equity dilution analysis of us as compared with the companies in our peer group. PM&P's assessment of executive compensation showed generally that base salary of our named executive officers approximated the size-adjusted 30th percentile of the market data, and that target total cash compensation of our named executive officers was below the size-adjusted 25th percentile of the market data, but that our equity incentive grants approximated the size-adjusted 60th percentile of the market data. The results of PM&P's assessment were presented to the compensation committee and have been, and will continue to be, taken into consideration when making compensation decisions, but will not be used to mandate any specific actions.

        Our peer group, which was compiled by PM&P with input from us, our board, and the compensation committee, is composed of the following fifteen companies, which at the time of our review had a median revenue of approximately $277 million, a median market capitalization of $1.8 billion, and (with the exception of Acorda Therapeutics) a commercial drug or drug candidate in later stage development:

  •
  Acorda Therapeutics, Inc.;

  •
  Alexion Pharmaceuticals, Inc.;

  •
  Alkermes plc;

  •
  AMAG Pharmaceuticals, Inc.;

  •
  Amylin Pharmaceuticals, Inc.

  •
  Auxilium Pharmaceuticals Inc.;

  •
  Cubist Pharmaceuticals, Inc.;

  •
  Human Genome Sciences, Inc.;

  •
  Incyte Corporation;

  •
  Onyx Pharmaceuticals, Inc.;

  •
  Regeneron Pharmaceuticals, Inc.;

  •
  Salix Pharmaceuticals, Ltd.;

  •
  Theravance, Inc.;

  •
  United Therapeutics Corporation; and

  •
  Vertex Pharmaceuticals Incorporated.

Elements of Executive Compensation and Determination of Amounts

        In 2011, the compensation program for our executive officers consisted principally of base salary, cash bonus and long-term equity incentive compensation in the form of stock options. Our compensation program is weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation as we believe this better aligns our employees with our core values and our stockholders' interests. If we achieve our corporate goals over the long term, we expect our stock price to rise and the stock option awards currently held by our executives to become the major component of overall compensation. In 2010, our compensation committee adopted a cash bonus program for all of our employees, including our named executive officers, which is discussed in more detail below.

  Base Salary

        Base salaries for our executive officers are determined at commencement of employment and are generally re-evaluated annually and adjusted, if warranted, to realign salaries with market levels and to reflect the performance of the executive. In determining whether to adjust an executive's base salary, our compensation committee takes into consideration factors such as our performance in prior years, individual performance, general economic factors and compensation parity among our executive officers. The compensation committee sets base salaries primarily on the abilities, performance and experience of our named executive officers. The compensation committee also reviews our named executive officers' past compensation and compensation data from the PM&P competitive assessment discussed above. The compensation committee seeks to set base salaries for our named executive officers at competitive levels, generally targeting the 50th percentile as compared to size-adjusted peer group and survey data.

  Bonus

        In 2010, our compensation committee adopted a cash bonus program for all of our employees, including our named executive officers. Our cash bonus program is designed to reward the achievement of our annual corporate goals and to foster and support our performance-driven culture by setting clear, high-value goals, rewarding outstanding performers, and making sure our employees know clearly how much we value their contributions. Each cash bonus award is made annually, and is based on whether and to what extent we achieved our corporate goals for the preceding year as well as the employee's individual performance in that year against his or her individual goals. For 2011, each of our named executive officers had an individual bonus target of 12.5% of his base salary, multiplied by the percent achievement of our corporate goals for the year and multiplied by an individual performance achievement multiplier between zero and three. In December 2011, our compensation committee elected to increase the individual bonus target to 30% for our named executive officers, as well as our other officers, for 2012 performance in order to more closely align our cash bonus program with current market practices. Even with this increase which will be reflected in 2013 for 2012 performance, we believe that the bonus targets for our named executive officers are still below our peer group, but are consistent with our compensation philosophy and overall compensation mix which emphasizes equity over total cash compensation.

  Equity-Based Compensation

        To reward and incentivize our named executive officers in a manner that best aligns their interests with our stockholders' interests, we use stock options as the primary incentive vehicles for long-term compensation. To date, stock options have been granted with both time- and performance-based vesting conditions to each of our executive officers. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option's exercise price, we believe stock options provide meaningful incentives to employees to increase the value of our stock over time. We have not granted any equity awards other than stock options to our named executive officers to date.

        Our compensation committee does not apply a rigid formula in allocating stock options to executives as a group or to any particular executive, but does emphasize the achievement of corporate goals in determining approximately 50% of each annual performance award for our executive officers, other than Dr. Hecht. Substantially, all of Dr. Hecht's annual performance award is based on the achievement of our corporate goals. In addition, our compensation committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options to be granted to all participants during the year. Throughout the year, our compensation committee may award additional grants as circumstances warrant.

        We do not currently have any security ownership requirements for our named executive officers. In addition, we have never had a program or policy in place to coordinate equity grants with the release of material non-public information. However, as part of our insider trading prevention policy, our executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

  Initial Stock Option Awards

        We make an initial award of stock options to all new employees in connection with the commencement of their employment. Since our initial public offering in February 2010, these options are to purchase shares of our Class A common stock, whereas earlier stock options were to purchase shares of our Class B common stock. These initial grants have an exercise price equal to the fair market value of our common stock on the grant date and typically vest over four years as to 25% of the shares on the first anniversary of the date of hire and as to 1/48th of the total shares each month thereafter for the next 36 months. The initial stock option awards are intended to provide the employee with the incentive to build value in the organization over an extended period of time and to maintain competitive levels of total compensation.

  Annual Stock Option Awards

        Our practice is to make annual, performance-based stock option awards to all employees as part of our annual compensation program, and historically we have granted such awards in February of each year based on our performance in the prior year. Since our initial public offering in February 2010, these options (including those awarded for our 2009 performance) are to purchase shares of our Class A common stock, whereas earlier stock options were to purchase shares of our Class B common stock. These grants have an exercise price equal to the fair market value of our common stock on the grant date and generally vest over four years as to 1.25% of the shares on each monthly anniversary of the vesting commencement date, which is January 1 of the applicable year, for the first 36 months, and as to 4.5833% of the shares each month thereafter.

        Our management and compensation committee consider market competitive levels and draw upon the experience of our compensation committee members in determining long-term equity incentive awards. Based upon these factors, our compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

  Milestone-Based Stock Option Awards

        Our named executive officers and many of our employees have a significant portion of their incentive compensation in milestone-based equity awards that vest upon the achievement of major value-creating events which may occur many years from the date of grant. We believe performance-based equity awards align our employees with our stockholders' best interests and motivate our employees to apply their best efforts toward the accomplishment of these long-term value-creating events.

  Change of Control Severance Benefit Plan

        In 2009, our compensation committee adopted our change of control plan that applies to all of our employees and provides for certain payments and benefits in connection with or following a termination of employment associated with a "change of control" (as defined below under the caption Potential Payments Under Change of Control Severance Benefit Plan). The payment and benefit framework under the change of control plan is the same for all employees, regardless of title or role. We adopted this change of control plan on the premise that innovative ideas and the associated intellectual property generated from these ideas are the basis upon which economic value is created in the biopharmaceutical industry and that our employees are the source of these value-creating ideas. The potential for a change of control or other event that could substantially change the nature and structure of Ironwood could therefore adversely affect our ability to recruit and motivate employees. The change of control plan was designed to encourage employees to bring forward their best ideas by providing them with the knowledge that if a change of control occurs, and their employment is terminated as a result thereof, they will have an opportunity to share in the value that they helped create for our stockholders, regardless of their employment status at Ironwood after the change of control. The key goals of our change of control plan are to recognize the value of employees' contributions to us through the acceleration of equity awards solely with time-based vesting, and to ensure employees have a reasonable period of time within which to locate suitable employment without undue financial hardship. We believe that our change of control plan is a positive recruitment tool in attracting top talent to Ironwood.

        A further description of the change of control plan and the potential payments to our named executive officers pursuant to the plan is set forth below under the caption Potential Payments Upon Termination or Change in Control.

  Other Compensation

        We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, fitness and transportation stipends, and a 401(k) plan with a 75% matching company contribution on the first $8,000 of an employee's annual contribution. None of our named executive officers or other employees receives perquisites of any nature.

Process for Determining Individual Compensation and Role of Executive Officers

        At the beginning of the year, a target percentage of our budget is allocated toward salary increases, primarily on the basis of market guidelines, and cash bonuses, on the basis of 100% achievement of corporate goals. Similarly, a stock option pool is established at a set percentage of our issued and outstanding shares, assuming 100% achievement of corporate goals. In January, our compensation committee, in conjunction with our senior management, finalizes its assessment of our corporate performance for the prior year. Upon completion of our goal assessment, the bonus and stock option pools are calibrated for corporate performance and approved by the compensation committee. Our compensation committee assigns a portion of each of these pools to all of our employees other than our named executive officers, and delegates the allocation of these portions to our chief executive officer and our chief financial officer. Our compensation committee also approves the salary increase, cash bonus and stock option grant for our chief executive officer and, in consultation with our chief executive officer, for each of our other named executive officers. In making these compensation-related decisions, our compensation committee and senior management consider the competitive assessment prepared by PM&P and described in more detail above.

Tax and Accounting Considerations

        While the compensation committee generally considers the financial, accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2011.

Relationship of Elements of Compensation

        Our compensation structure is comprised primarily of base salary, cash bonus and stock options. In setting executive compensation, the compensation committee considers the aggregate compensation payable to an executive officer and the form of such compensation. We implemented our cash bonus program to reward the achievement of our annual corporate goals, make our total cash compensation more competitive with market rates, and to foster and support our performance-driven culture. While we offer reasonably competitive base salaries and cash bonuses, we believe stock-based compensation is a significant motivator in attracting and motivating the kind of owner-oriented employees we seek, and have structured our compensation packages accordingly. We believe that stock options best tie individual compensation to the creation of stockholder value. Awards of stock options generally have either long-term vesting schedules, typically four years, or vest upon the achievement of important, long-term, value-creating milestones. If an employee leaves our company before the completion of the vesting period, then that employee does not receive any benefit from the non-vested portion of his or her award.

        The compensation committee manages the expected number of option awards, salary increases and cash bonuses payable to our named executive officers by requiring that the size of any such payments or awards be tied to the attainment of corporate and, in the case of our named executive officers other than Dr. Hecht, individual goals.

        The compensation committee may decide, as appropriate, to modify the mix of base salary, bonus, and annual and long-term incentives to best fit an executive officer's specific circumstances or, if required by competitive market conditions, to attract and motivate skilled personnel. For example, the compensation committee may decide to award additional stock options to an executive officer if that officer receives a base salary or cash bonus award significantly below that of his or her counterparts in our peer group, despite successful attainment of our corporate or his or her individual goals. We believe that this discretion and flexibility allows the compensation committee to better achieve our compensation objectives.

Determining Compensation for the Chief Executive Officer

        Dr. Hecht's salary of $100,000 represents the salary that he has been receiving since he began serving as chief executive officer in 1998. Dr. Hecht's compensation is reviewed and approved annually by our compensation committee. In January 2012, our compensation committee recommended an increase to Dr. Hecht's base salary to be market competitive with his peers, as well as a bonus based on our achievement of 105% of our corporate goals, but Dr. Hecht declined to accept any increase or bonus. Further, Dr. Hecht has indicated to the compensation committee that he would not expect an increase to his salary or a cash bonus in the foreseeable future. We recognize that Dr. Hecht's level of stock ownership significantly aligns his interest with stockholders, and our compensation philosophy is weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation as we believe this better aligns our employees with our core values and our stockholders' interests. Accordingly, we have provided Dr. Hecht a larger annual stock option award as compared to other named executive officers. We would expect that Dr. Hecht's total compensation mix will be more focused on equity than the other named executive officers as long as he requests that his cash compensation remain at its current level.

Compensation Actions in 2011 and 2012

  Goals

        For 2011, allocations of cash and stock options were, in large part, dependent upon us meeting certain weighted corporate performance goals. These corporate goals encompassed three categories: (i) regulatory, manufacturing, and commercial-related milestones for our most advanced product candidate, linaclotide, (ii) research and business development milestones designed to encourage effective and efficient innovation, and (iii) financial and corporate development milestones aimed at the effective and efficient use of our capital. In addition to our core goals, we also had certain aggressive stretch goals, which, if accomplished, could result in overachieving our corporate goals. However, we thoughtfully work with the compensation committee and other members of our board of directors to establish what we believe to be challenging corporate goals. 2011 was only the second year in our company's 14-year history that we have achieved greater than 100% of our corporate goals. Dr. Hecht's performance evaluation was based primarily on the achievement of our corporate goals. In addition to the achievement of corporate goals, our other named executive officers are evaluated on the achievement of additional individual goals which contribute toward, and relate directly to, the accomplishment of our corporate goals.

        Our 2011 corporate goals were used to determine compensation awards and adjustments in early 2012. In January 2012, our compensation committee determined that we met 105% of our 2011 corporate objectives, which consisted of the following:

Corporate Goal	Target Percentage (%)	Actual Level of Achievement (%)
Progress linaclotide: Submit NDA in third quarter, enable European regulatory submission, secure supply chain through three years post-commercial launch, establish and implement global brand strategy with worldwide partners, and implement disease awareness initiatives	70	70+10 for stretch goals
Pipeline advancement: Progress internal research and in-licensing efforts that are in pre-clinical and clinical development	15	15+0 for stretch goals
Corporate development and finance: Expand collaboration with U.S. partner and manage cash to year-end target	15	10

Totals	100	105

        In addition to the 2011 corporate goals identified above, for which each of our named executive officers is directly accountable, the following is a summary of the 2011 individual goals for our named executive officers, other than Dr. Hecht, who is compensated primarily on the basis of the achievement of our corporate goals.

Named Executive Officer	Summary of Individual Goals
Michael Higgins	• Serve as a strategic partner to CEO in all aspects of our business
• Hire leads and key personnel in operations and human resources functional areas
• Develop global operations infrastructure necessary to support a commercial-ready pharmaceutical company
• Manage investments, priorities and balance sheet of the company to enable it to meets its corporate cash objectives
• Maintain strong partnerships with linaclotide partners and enhance collaboration with U.S. partner
Mark Currie	• Serve as a strategic partner to CEO in all aspects of our business
• Highest quality, on-time NDA and European regulatory filings for linaclotide
• Advance pipeline and in-licensing efforts through effective cross-functional collaboration
• Implement IBS-C and chronic constipation disease-awareness initiatives
• Maintain strong partnerships with linaclotide partners
Tom McCourt	• Serve as a strategic partner to CEO in all aspects of our business
• Establish and implement global brand strategy with worldwide partners for linaclotide
• Begin to establish tactical commercialization plan that aligns with the global brand strategy
• Maintain strong partnerships with linaclotide partners

  Base Salary

        During 2011, our named executive officers received the following base salaries: Dr. Hecht—$100,000, Mr. Higgins—$325,000, Dr. Currie—$350,000, and Mr. McCourt—$339,600. Each of Mr. Higgins, Dr. Currie and Mr. McCourt received an increase in base salary during 2011 for 2010 performance in recognition of the company's overall and his individual performance. Dr. Hecht was offered a base salary increase in 2011 for his performance in 2010, but he declined it.

        In January 2012, our compensation committee reviewed and approved the following base salaries for 2012 for our named executive officers other than Dr. Hecht: Mr. Higgins received a $25,000 increase in base salary from $325,000 to $350,000, Dr. Currie received a $15,400 increase in base salary from $350,000 to $365,400, and Mr. McCourt received a $14,900 increase in base salary from $339,600 to $354,500. The increase in base salary for each of Dr. Currie and Mr. McCourt was in recognition of his performance in 2011, and the increase in base salary for Mr. Higgins was in part in recognition of his performance in 2011 and also included a market adjustment to make his compensation more competitive with his peers.

        Dr. Hecht's salary of $100,000 represents the salary that he has been receiving since he began serving as chief executive officer in 1998. Dr. Hecht's compensation is reviewed and approved annually by our compensation committee. In January 2012, our compensation committee recommended an increase to Dr. Hecht's base salary to be market competitive with his peers, but Dr. Hecht declined to accept any increase.

  Bonus

        In 2010, our compensation committee adopted a cash bonus program for all of our employees, including our named executive officers. In January 2012, our compensation committee reviewed and approved the following bonuses for 2011 performance for our named executive officers other than Dr. Hecht: Mr. Higgins—$42,656, Dr. Currie—$57,422, and Mr. McCourt—$55,716. Each of Dr. Currie and Mr. McCourt were deemed to have met his 2011 goals, and Mr. Higgins was deemed to have met a majority of his 2011 goals. Our compensation committee recommended a bonus to Dr. Hecht based on our achievement of 105% of our corporate goals for 2011, but he declined to accept such bonus. Further, Dr. Hecht has indicated to the compensation committee that he would not expect a cash bonus in the foreseeable future.

  Annual Stock Option Awards

        Based on our achievement of 85% of our 2010 corporate goals, as determined by our compensation committee, the option pool from which the named executive officers were awarded annual stock option grants for 2010 performance was proportionately reduced. Each of Dr. Currie and Mr. McCourt were deemed to have met his individual goals in 2010, and Mr. Higgins met a majority of his individual goals in 2010. The equity amounts were determined by market based grants from peer group and survey data, and our compensation committee adjusted these amounts after considering relative company and individual performance. Accordingly, in January 2011, each of our named executive officers was awarded the following stock option grant of Class A common stock based on his performance during 2010.

Named Executive Officer	2011 Annual Option Grant for 2010 Performance (# of Shares of Class A Common Stock Subject to Option)
Peter M. Hecht, Ph.D.	175,000
Michael J. Higgins	70,000
Mark G. Currie, Ph.D.	110,000
Thomas A. McCourt	95,000

        These options were granted under our 2010 Plan, have an exercise price of $11.11 per share (the closing price of our Class A common stock on the grant date of February 1, 2011) and vest as to 1.25% of the award on each monthly anniversary following January 1, 2011 for the first 36 months, and as to 4.5833% of the award each month thereafter.

        As discussed above, our compensation committee determined that we achieved 105% of our 2011 corporate goals, so the option pool from which the named executive officers were awarded annual stock option grants for 2011 performance was proportionately increased to reflect this overachievement. Each of Dr. Currie and Mr. McCourt were deemed to have met his individual goals in 2011, and Mr. Higgins met a majority of his individual goals in 2011. The equity amounts were determined by market based grants from peer group and survey data, and our compensation committee adjusted these amounts after considering relative company and individual performance. Accordingly, in January 2012, each of our named executive officers was awarded the following stock option grant of Class A common stock based on his performance during 2011.

Named Executive Officer	2012 Annual Option Grant for 2011 Performance (# of Shares of Class A Common Stock Subject to Option)
Peter M. Hecht, Ph.D.	300,000
Michael J. Higgins	85,000
Mark G. Currie, Ph.D.	110,000
Thomas A. McCourt	95,000

        These options were granted under our 2010 Plan, have an exercise price of $14.72 per share (the closing price of our Class A common stock on the grant date of February 1, 2012) and vest as to 1.25% of the award on each monthly anniversary following January 1, 2012 for the first 36 months, and as to 4.5833% of the award each month thereafter.

Compensation Practices and Risk

        Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Ironwood.

        In making this determination, our compensation committee considered the following:

  •
  our use of different types of compensation vehicles provides a balance of long and short-term incentives with fixed and variable components;

  •
  we grant equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

  •
  our annual bonus determinations for each employee are dependent on achievement of company goals, which we believe promote long-term value; and

  •
  our system of internal control over financial reporting and code of conduct and ethics, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans.

Summary Compensation Table

        The following table sets forth information regarding the compensation paid or accrued to each of our named executive officers during years 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Peter M. Hecht, Ph.D.	2011	100,000	(4)	0		1,014,772		0	(4)	4,440	1,119,212
Chief Executive Officer	2010	100,000		0		821,088		0		4,440	925,528
	2009	100,000		0		459,880		0		4,410	564,290
Michael J. Higgins	2011	325,000		0		405,909		42,656		4,440	778,005
Senior Vice President,	2010	280,000		0		558,340		22,313		4,440	865,093
Chief Operating Officer and Chief Financial Officer	2009	265,000		5,000	(5)	415,588		0		4,410	689,998
Mark G. Currie, Ph.D.	2011	350,000		0		637,857		57,422		4,440	1,049,719
Senior Vice President,	2010	335,000		0		591,183		53,391		4,440	984,014
R&D and Chief Scientific Officer	2009	315,000		8,000	(5)	651,812		0		4,410	979,222
Thomas A. McCourt	2011	339,600		0		550,876		55,716		4,440	950,632
Senior Vice President,	2010	325,000		0		131,374		51,797		236,670	744,841
Marketing and Sales and Chief Commercial Officer	2009	102,292	(6)	0		1,215,648	(7)	0		1,961	1,319,901

(1)
Reflects the fair value of milestone-based and time-based stock option awards on the date of grant. The value is calculated in accordance with ASC 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards made in 2009, see Note 15 to our consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K that we filed with the SEC on March 30, 2010. For a discussion of the assumptions used in the valuation of awards made in 2010, see Note 16 to our consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K that we filed with the SEC on March 30, 2011. For a discussion of the assumptions used in the valuation of awards made in 2011, see Note 15 to our consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K that we filed with the SEC on February 29, 2012 and that accompanies this proxy statement. See also our discussion of stock-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" in our Annual Report on Form 10-K for the year ended December 31, 2011. Milestone-based stock option awards made in July and September 2009 are shown at 100% of target as if each milestone is achieved. The grant date fair value at target is equal to the maximum grant date fair value for the milestone-based stock option awards.

(2)
Consists of payments made under our cash bonus program in the following year for performance in the identified year, as described above under the caption Compensation Actions in 2011 and 2012—Bonus in the Compensation Discussion and Analysis section.

(3)
Consists of matching contributions made under our 401(k) plan, as well as a transportation stipend and a fitness stipend. For Mr. McCourt, the amount for 2010 also includes reimbursement of his relocation expenses incurred in connection with the commencement of his employment with us in September 2009.

(4)
Our compensation committee recommended a salary increase and a bonus for Dr. Hecht, but he declined to accept either. Dr. Hecht has indicated to the compensation committee that he would not expect an increase in salary or a cash bonus in the foreseeable future.

(5)
Consists of a one-time payment in lieu of a pay raise.

(6)
Mr. McCourt began employment as our Senior Vice President, Marketing and Sales and Chief Commercial Officer and on September 8, 2009. Mr. McCourt's annualized salary for 2009 was $325,000.

(7)
Mr. McCourt received an initial stock option grant upon commencement of his employment in September 2009.

Grants of Plan-Based Awards (2011)

        The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during 2011. All non-equity incentive plan awards were made pursuant to our cash bonus program described in more detail above under the caption Elements of Executive Compensation and Determination of Amounts—Bonus in the Compensation Discussion and Analysis section. The only equity awards granted to our named executive officers in 2011 were annual stock option awards in recognition of each officer's performance in 2010, and consisted of options to purchase shares of our Class A common stock that were granted under our 2010 Plan with an exercise price equal to the fair market value of our Class A common stock on the date of grant. The vesting schedule of each option included in the following table is described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End (2011) table.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1) Target ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Peter M. Hecht, Ph.D.	2/1/2011	—	175,000	11.11	1,014,772
	—	12,500	—	—	—
Michael J. Higgins	2/1/2011	—	70,000	11.11	405,909
	—	40,625	—	—	—
Mark G. Currie, Ph.D.	2/1/2011	—	110,000	11.11	637,857
	—	43,750	—	—	—
Thomas A. McCourt	2/1/2011	—	95,000	11.11	550,876
	—	42,450	—	—	—

(1)
Consists of the target cash bonus payment for 2011 performance under our cash bonus program. As described in more detail above under the caption Elements of Executive Compensation and Determination of Amounts—Bonus in the Compensation Discussion and Analysis section, each of our named executive officers has an individual bonus target of 12.5% of his base salary, multiplied by the percent achievement of our corporate goals for 2011 (which was not determined as of December 31, 2011) and an individual performance multiplier (the range of which was not determined as of December 31, 2011). Actual bonus payments for 2011 performance are set forth in the Summary Compensation Table above.

(2)
For a discussion of the assumptions used in the valuation of awards, see Note 15 to our consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K that we filed with the SEC on February 29, 2012 and that accompanies this proxy statement. See also our discussion of stock-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End (2011)

        The following table sets forth information regarding outstanding equity awards held by each of our named executive officers on December 31, 2011, the last day of our last fiscal year.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option to Purchase Class Common Stock	Option Expiration Date
Peter M. Hecht, Ph.D.	50,000		—	0.41	B	4/23/2012	(1)
	100,000		—	0.41	B	4/23/2012	(2)
	50,000		—	0.60	B	12/16/2013	(2)
	50,000		—	0.60	B	12/16/2013	(3)
	50,000		—	0.60	B	2/24/2014	(3)
	100,000		—	0.60	B	2/24/2014	(4)
	75,000		—	0.60	B	2/24/2014	(2)
	90,000		—	0.60	B	3/1/2015	(2)
	60,000		—	0.60	B	3/1/2015	(3)
	60,000		—	0.60	B	3/1/2015	(5)
	106,668		693,332	1.56	B	3/14/2016	(6)
	35,000		—	1.56	B	3/13/2016	(2)
	100,000		—	2.94	B	1/22/2017	(2)
	140,000		—	3.76	B	1/31/2018	(2)
	110,000		—	4.89	B	2/11/2019	(2)
	—		40,000	5.48	B	7/28/2019	(7)
	125,000		—	11.25	A	2/2/2020	(2)
	24,064	150,936	—	11.11	A	2/1/2021	(2)
Michael J. Higgins	225,000		—	0.60	B	7/15/2013	(1)
	133,334		—	0.60	B	7/15/2013	(8)
	100,000		100,000	1.56	B	3/14/2016	(9)
	35,000		—	1.56	B	3/13/2016	(2)
	50,000		—	2.94	B	1/22/2017	(2)
	90,000		—	3.76	B	1/31/2018	(2)
	95,000		—	4.89	B	2/11/2019	(2)
	—		40,000	5.48	B	7/28/2019	(7)
	85,000		—	11.25	A	2/2/2020	(2)
	9,626	60,374	—	11.11	A	2/1/2021	(2)
Mark G. Currie, Ph.D.	75,000		—	0.60	B	2/24/2014	(4)
	60,000		—	0.60	B	2/24/2014	(2)
	95,000		—	0.60	B	3/1/2015	(2)
	150,000		150,000	1.56	B	3/14/2016	(10)
	75,000		—	1.56	B	3/14/2016	(2)
	90,000		—	2.94	B	1/22/2017	(2)
	—		300,000	2.94	B	1/22/2017	(11)
	120,000		—	3.76	B	1/31/2018	(2)
	50,000		—	4.89	B	2/11/2019	(12)
	125,000		—	4.89	B	2/11/2019	(2)
	—		40,000	5.48	B	7/28/2019	(7)
	90,000		—	11.25	A	2/2/2020	(2)
	15,126	94,874	—	11.11	A	2/1/2021	(2)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option to Purchase Class Common Stock	Option Expiration Date
Thomas A. McCourt	200,000		—	5.48	B	9/7/2019	(1)
	40,000		120,000	5.48	B	9/7/2019	(13)
	20,000		—	11.25	A	2/2/2020	(2)
	13,064	81,936	—	11.11	A	2/1/2021	(2)

(1)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months.

(2)
The options vest as to 1.25% on each monthly anniversary of the vesting commencement date for the first 36 months, and as to 4.5833% of the shares on each monthly anniversary thereafter until fully vested.

(3)
The options vested in equal installments on each monthly anniversary of the vesting commencement date for 12 months.

(4)
The options vested as to all of the shares upon the commencement of our first Phase 2b trial.

(5)
The options vested as to all of the shares upon the completion of a substantial transaction as determined by the compensation committee.

(6)
The option vested as to (a) 10% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us and the remaining portion of the option vests as to an additional 40% of the shares in equal monthly installments over the ensuing two year period; (b) 7.5% of the shares immediately upon the first commercial sale of our first product, and an additional 30% of the shares in equal monthly installments over the ensuing two year period; (c) 12.5% of the shares immediately upon our achievement of an average market capitalization of at least $20.00 per share of Class A common stock for forty-five days out of any sixty day period on a split-adjusted basis; and (d) all unvested shares remaining on January 1, 2016.

(7)
The options vest as to (a) 50% of the shares upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue) and (b) 50% of the shares upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). External development programs shall be pre-qualified for milestone vesting eligibility by the compensation committee as of the time of program initiation at Ironwood.

(8)
The option vested as to (a) 25% of the shares immediately upon our achievement of a market capitalization of $250 million; (b) 12.5% of the shares immediately upon our raising an aggregate of $25 million cash in partnership agreements and equity financings subsequent to May 6, 2003; (c) 12.5% of the shares immediately upon our raising an aggregate of $50 million cash in partnership agreements and equity financings; (d) 25% of the shares immediately upon our raising an aggregate of $100 million cash in partnership agreements and equity financings; (e) 25% of the shares immediately upon the acceptance of one of our drug candidates into a Phase 2a study and one of our compounds into a Phase 2b clinical study.

(9)
The option vested as to (a) 50% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us and the remaining portion of the option vests as to (b) 25% of the shares immediately upon the first commercial sale of our first product; (c) 25% of the shares immediately upon our achievement of an average market capitalization of at least $20.00 per share of Class A common stock for forty-five days out of any sixty day period on a split-adjusted basis; and (d) all unvested shares remaining on January 1, 2016.

(10)
The option vested as to (a) 50% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us and the remaining portion of the option vests as to (b) 50% of the shares immediately upon the first commercial sale of our first product; and (c) all of the unvested shares remaining on January 1, 2016.

(11)
The option vests as to (a) 25% of the shares immediately upon the entry of a novel Ironwood drug candidate (other than certain Ironwood compounds or linaclotide for gastrointestinal indications) into Phase 3 clinical studies; (b) 50% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us for a novel Ironwood-derived drug candidate (other than certain Ironwood compounds or linaclotide for gastrointestinal indications); (c) 25% of the shares immediately upon our achievement of an average market capitalization of at least $20.00 per share of Class A common stock for forty-five days out of any sixty day period on a split-adjusted basis; and (d) all unvested shares remaining on January 22, 2017.

(12)
The option vested as to 100% of the shares on the grant date.

(13)
The option vests as to (a) 25% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us; (b) 25% of the shares upon the first commercial sale of linaclotide; (c) 25% of the shares upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue); and (d) 25% of the shares upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). External development programs shall be pre-qualified for milestone vesting eligibility by the compensation committee as of the time of program initiation at Ironwood.

Options Exercised and Stock Vested Table

        The following table sets forth certain information regarding the vesting of our common stock held by our named executive officers during 2011.

	Option Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)
Peter M. Hecht, Ph.D.	—		—
Michael J. Higgins	66,666	(2)	1,829,472
Mark G. Currie, Ph.D.	140,000	(3)	739,993
Thomas A. McCourt	—		—

(1)
Computed by determining the difference between the market price of our Class A common stock upon exercise and the exercise price of the exercised stock option.

(2)
Represents 66,666 shares of our Class B common stock that Mr. Higgins acquired through an option exercise and then held, thereby increasing his ownership of our Class B common stock by 66,666 shares.

(3)
Represents 140,000 shares of our Class B common stock that Dr. Currie acquired through option exercises and then sold on the open market. In order to effect these sales, the shares of Class B common stock were converted into shares of Class A common stock in accordance with our certificate of incorporation.

Potential Payments Upon Termination or Change of Control

  Change of Control Severance Benefit Plan

        In 2009, our compensation committee adopted our change of control plan that applies to all of our employees regardless of title or role, including our named executive officers, and provides for certain payments and benefits in connection with or following a termination of employment associated with a change of control. Pursuant to our change of control plan, in the event of a "Covered Termination", our employees are entitled to receive the following from Ironwood or its successor:

  •
  a lump-sum payment in an amount equal to six months of such employee's base salary at the time of termination;

  •
  a lump-sum payment in an amount equal to such employee's target bonus for the year in which the termination occurred, prorated for the portion of the year during which the employee was employed;

  •
  acceleration of all outstanding equity awards subject solely to time-based vesting as of the date of termination; and

  •
  continuation of health and dental benefits for six months following termination.

        A "Covered Termination" consists of a termination of employment in connection with a "Change of Control" of Ironwood. Under the change of control plan, a "Change of Control" occurs when:

  •
  any person becomes, pursuant to a transaction or a series of transactions not approved by our board, the beneficial owner, directly or indirectly, of Ironwood securities representing more than 50% of the total voting power;

  •
  a merger or consolidation of Ironwood, whether or not approved by our board, which results in the holders of our voting securities holding less 50% of the combined voting power of the surviving entity immediately after such merger or consolidation;

  •
  the sale or disposition of more than 2/3 of the assets of Ironwood; or

  •
  the date a majority of members of our board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of members of our board before the date of the appointment or election.

        We will require any successor to assume and agree to perform the change of control plan. See Executive Compensation—Compensation Discussion and Analysis—Change of Control Severance Benefit Plan for more information about our change of control plan.

        Receipt of any payments or benefits under the change of control plan at the time of termination will be conditioned on the employee executing a written release of Ironwood from any and all claims arising in connection with his or her employment.

  Potential Payments Under Change of Control Severance Benefit Plan

        The following table presents our estimate of the amount of severance benefits to which each of the named executive officers would be entitled under the change of control plan in the event a Covered Termination of each named executive officer occurred on December 31, 2011. There are currently no other agreements or arrangements pursuant to which the named executive officers would receive severance benefits including termination without cause, termination for cause, termination by the executive for good reason, death or disability.

Name	Cash Severance ($)	Non-Equity Incentive Plan Compensation ($)	Equity Acceleration ($)(1)	Continuation of Health Benefits ($)	Total ($)
Peter M. Hecht, Ph.D.	50,000	12,500	684,704	8,769	755,973
Michael J. Higgins	162,500	40,625	507,750	8,858	719,733
Mark G. Currie, Ph.D.	175,000	43,750	670,741	3,472	892,963
Thomas A. McCourt	169,800	42,450	648,607	8,858	869,715

(1)
Reflects the in-the-money value of the unvested portion of such named executive officer's options that have vesting provisions based solely on time, and not performance, milestones. The value is calculated by multiplying the amount (if any) by which $11.97, the closing price of our Class A common stock on December 30, 2011, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

Director Compensation

        The following table sets forth information regarding the compensation earned during 2011 by each of our directors other than Dr. Hecht, who does not receive compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
George H. Conrades	9,972	(2)	—	—		9,972
Joseph C. Cook, Jr.	—		—	—		—
David Ebersman	—		—	—		—
Marsha H. Fanucci	10,000	(3)	—	—		10,000
Terrance G. McGuire	—		—	—		—
Gina Bornino Miller(4)	—		—	—		—
Bryan E. Roberts, Ph.D.	9,972	(5)	—	—		9,972
David E. Shaw	9,972	(6)	—	—		9,972
Christopher T. Walsh, Ph.D.	—		—	50,000	(7)	50,000

(1)
As discussed in more detail below, during the year ended December 31, 2009, each non-employee member of our board of directors received a restricted stock grant in the amount of 40,000 shares of Class B common stock for future service to Ironwood during years 2010 through 2013. As of December 31, 2011, 20,000 shares of Class B common stock from each award remain unvested and subject to forfeiture.

(2)
Mr. Conrades received this compensation for his service as the chair of our governance and nominating committee in 2011. Pursuant to our director compensation program, Mr. Conrades elected to receive this compensation in unrestricted shares of our Class A common stock.

(3)
Ms. Fanucci received this compensation for her services as the chair of our audit committee in 2011.

(4)
Ms. Bornino Miller retired from our board of directors at the time of our 2011 annual meeting of stockholders on June 9, 2011. At the time of her retirement, 12,500 of the 40,000 shares of Class B common stock granted to Ms. Bornino Miller on September 18, 2009 were vested, and the unvested 27,500 shares were forfeited and cancelled in accordance with the terms of the applicable restricted stock agreement.

(5)
Dr. Roberts received this compensation for his service as the chair of our board in 2011. Pursuant to our director compensation program, Dr. Roberts elected to receive this compensation in unrestricted shares of our Class A common stock.

(6)
Mr. Shaw received this compensation for his services as the chair of our compensation committee in 2011. Pursuant to our director compensation program, Mr. Shaw elected to receive this compensation in unrestricted shares of our Class A common stock.

(7)
Dr. Walsh received this compensation for his service as chair of our Pharmaceutical Advisory Committee in 2011.

        In 2009, our compensation committee approved a director compensation program. In accordance with our director compensation program, during the year ended December 31, 2009, each non-employee member of our board of directors received a restricted stock grant in the amount of 40,000 shares for future service to Ironwood during years 2010 through 2013. The forfeiture rights with respect to these awards lapse in quarterly increments of 2,500 shares over the period starting January 1, 2010 and ending December 31, 2013, provided that the recipient is still one of our board members on such date. Subject to certain limited exceptions, no director may transfer any of the shares of restricted stock while such person is a director of Ironwood. These forfeiture rights effectively create stock ownership guidelines for our directors in that they ensure that the interests of our directors, each of whom has equity in the business, are aligned with those of our stockholders and they focus our directors on maximizing long-term value.

        In addition, pursuant to the director compensation program, the chair of our board and each of the committee chairs receives annual compensation of $10,000, payable quarterly in unrestricted stock or cash at the individual director's election.

        Directors currently are, and will continue to be, reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees. Non-employee directors are also eligible to participate in our existing incentive plans other than our employee stock purchase plan.

        We do not anticipate providing any additional compensation to our current directors, aside from the annual chair compensation described above, until 2013, at which time the four-year restricted stock grants will be fully vested in recognition of service during that period. Our board will consider compensation arrangements for any new directors who join the board in future periods.

 PROPOSAL NO. 2—RATIFICATION OF OUR SELECTION OF AUDITORS

Our board recommends that you ratify the selection of
Ernst & Young LLP as our auditors for fiscal year 2012.

        Our audit committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2012. The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the books and accounts of Ironwood since 1998 and has audited our financial statements for the years ended December 31, 2011, 2010 and 2009. Detailed disclosure of the audit and tax fees we paid to Ernst & Young LLP in 2011 and 2010 are set forth below. Based on these disclosures and information in the audit committee report on page 16 of this proxy statement, our audit committee is satisfied that our auditors are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, stockholder ratification of its selection of auditors for fiscal year 2012.

        Representatives of Ernst & Young LLP are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

        The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2011 and 2010 for the audits of our annual financial statements, and fees billed for other services rendered by Ernst & Young LLP during those periods. All of the services described in the following fee table were approved in conformity with the audit committee's pre-approval process.

	2011	2010
Audit	$423,422	$641,000
Audit related	—	—
Tax	$104,890	110,000
All other	—	—

	$528,312	$751,000

        Audit fees for 2011 and 2010 were for professional services rendered for the audits of our financial statements, including accounting consultation, and reviews of quarterly financial statements, and for 2010, for services associated with our initial public offering, which closed on February 8, 2010.

        Tax fees for 2011 and 2010 were for professional services for the preparation of our federal and state tax returns and tax advice.

        Other than the foregoing, Ernst & Young LLP did not provide any other services to us in 2011 or 2010.

  Vote Required

        The approval of the proposal to ratify the selection of Ernst & Young LLP as our auditors requires a majority of the votes cast for or against the proposal. Abstentions will not affect the outcome of this proposal.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, executive officers and beneficial owners of more than 10% of our Class A common stock and Class B common stock, combined, are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our securities with the SEC. Our staff assists our directors and executive officers in preparing ownership reports and reporting ownership changes, and typically files these reports on their behalf. Based on a review of the copies of reports filed by us or by our 10% stockholders and representations that no other reports were required, we believe that during 2011, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except as set forth below. George Conrades did not timely file a Form 4 for a distribution of shares of our Class A common stock that he received from a limited partnership on September 15, 2011. This transaction was reported promptly upon recognition on November 10, 2011. During February 2012, Ridgeback Capital Investments L.P. made certain filings indicating that it considered itself a 10% beneficial holder subject to the provisions of Section 16 of the Exchange Act. Of these filings, three were Forms 5 that, together, disclosed a total of sixty-three transactions from 2011 that Ridgeback believes were not reported on a timely basis. In addition, Ridgeback reported that it was delinquent in filing one Form 4 relating to three transactions during 2012 that it believes were not reported on a timely basis.

STOCKHOLDER COMMUNICATIONS, PROPOSALS AND NOMINATIONS FOR DIRECTORSHIPS

Communications

        A stockholder may send general communications to our board, any committee of our board or any individual director by directing such communication to the General Counsel, Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142. All communications will be reviewed by the general counsel and, if requested by the stockholder, forwarded to our board or an individual director, as applicable. Our general counsel reserves the right not to forward to our board or any individual director any abusive, threatening or otherwise inappropriate materials.

Proposals and Nominations

        Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2013 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than December 19, 2012 in order for such proposal to be included in our proxy materials.

        Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2013 annual meeting of stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2013 annual meeting of stockholders must be received by us no earlier than March 2, 2013 and no later than April 1, 2013, unless the date of the 2013 annual meeting of stockholders is more than 30 days from the anniversary date of the 2012 annual meeting of stockholders, in which event the notice must be received by us on or before 15 days after the day on which the date of the 2013 annual meeting of stockholders is first disclosed in a public announcement. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. If any director nomination or stockholder proposal is submitted after April 1, 2013, our bylaws provide that the nomination or the proposal shall be disregarded.

 SEC FILINGS

        We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its internet Website at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The documents are also available from us without charge by requesting them in writing or by telephone from Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142, Attention: Corporate Communications, telephone: (617) 621-8304.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000139195_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 George H. Conrades 02 Joseph C. Cook, Jr. 03 David A. Ebersman IRONWOOD PHARMACEUTICALS, INC. 301 BINNEY STREET CAMBRIDGE, MA 02142 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2012. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000139195_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . IRONWOOD PHARMACEUTICALS, INC. Annual Meeting of Stockholders May 31, 2012 10:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Peter M. Hecht and Michael J. Higgins, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IRONWOOD PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 31, 2012, at Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, MA 02142, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address Change/Comments: Continued and to be signed on reverse side

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TABLE OF CONTENTS
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 1—ELECTION OF DIRECTORS
DIRECTORS AND CORPORATE GOVERNANCE
EXECUTIVE AND DIRECTOR COMPENSATION
PROPOSAL NO. 2—RATIFICATION OF OUR SELECTION OF AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER COMMUNICATIONS, PROPOSALS AND NOMINATIONS FOR DIRECTORSHIPS
SEC FILINGS